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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                    OF RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             PORTAL SOFTWARE, INC.

John E. Little and Mitchell L. Gaynor certify that:

1. They are the president and secretary, respectively, of Portal Software, Inc., a Delaware corporation.
2. The first paragraph of Article IV of the Restated Certificate of Incorporation is hereby amended to read as follows:

"The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is One Billion Five Million (1,005,000,000). One Billion (1,000,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share".

3. The above statement of amendment has been duly approved by the board of directors and the stockholders of Portal Software, Inc. pursuant to Section 242 of the Delaware Corporation Law and Article Fourteenth of the Restated Certificate of Incorporation in effect immediately preceding this Certificate of Amendment.

The undersigned, being the president and secretary named above, do make this certificate and declare and certify under penalty of perjury that this is their act and deed, and that the facts stated herein are true, and accordingly have set their hands hereto this 6th day of November, 2000.


   /s/ JOHN E. LITTLE
------------------------------------
  John E. Little, President


   /s/ MITCHELL L. GAYNOR
------------------------------------
Mitchell L. Gaynor, Secretary

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